Exhibit 10.4

SECURITY AGREEMENT

     This SECURITY AGREEMENT (this “Agreement”) is entered into as of January 27, 2006 (the “Effective Date”), by and between Raptor Pharmaceutical Inc., a Delaware corporation (“Raptor”), and BioMarin Pharmaceutical Inc., a Delaware corporation (“BioMarin”). BioMarin and Raptor are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

     WHEREAS, BioMarin assigned certain technology and intellectual property to Raptor under that certain “Asset Purchase Agreement” entered into on even date herewith (the “Asset Purchase Agreement”); and

     WHEREAS, BioMarin desires to retain, and Raptor is willing to grant to BioMarin, a security interest in and to the Transferred Technology (as defined in the Asset Purchase Agreement), and certain Improvements (as defined in the Asset Purchase Agreement), on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, the Parties agree as follows:

1.	Security Interest.

(a)	Raptor hereby assigns, transfers and grants to BioMarin, and there is hereby created in favor of BioMarin, a security interest under the California (Uniform) Commercial Code in and to the Collateral described on Exhibit A hereto.

(b)	Concurrently with the execution of this Agreement, Raptor shall deliver to BioMarin a UCC-1 Financing Statement which Raptor hereby authorizes to be filed with respect to the Collateral.

(c)	The security interest granted to BioMarin (the “Security Interest”) hereunder shall secure:

	(1)	the payments to BioMarin that have become due and payable to BioMarin under Articles 3 and 4 of the Asset Purchase Agreement;

	(2)	the obligations to assign the Transferred Technology back to BioMarin under Section 11.3 of the Asset Purchase Agreement; and

	(3)	the indemnity obligations in Section 10.1 of the Asset Purchase Agreement; and

	(4)	all of Raptor’s other obligations under the Asset Purchase Agreement.

2.   No Other Payments. Other than Section 8 hereof, nothing in this Agreement shall be construed to require, and the Security Interest does not secure, additional payments to BioMarin that are not required by the terms and conditions of the Asset Purchase Agreement.

3.   Restrictions on Transfer of Collateral.

Subject to any such activities being expressly subordinate to the Security Interest, Raptor shall retain all right and license to (i) grant, authorize, and otherwise transfer rights and licenses with respect to the Collateral; (ii) use, sell, transfer, and otherwise dispose of and exploit the Collateral; and (iii) sell and otherwise transfer its business or assets and such activities may be taken without any requirements to obtain the consent, approval, acceptance, or other authorization of BioMarin, or to notify BioMarin, in order to engage in any such activities with respect to the Collateral, and BioMarin hereby waives any provisions of applicable law that would require any such consent, approval, acceptance, authorization, or notice. Notwithstanding the foregoing, in the event that Raptor obtains BioMarin’s prior written consent, such consent not to be unreasonably withheld, to a license of the Collateral, as part of such consent, BioMarin will agree that, in the event BioMarin enforces the Security Interest, conditioned on the licensee paying BioMarin the amounts that would otherwise be due to it under the Asset Purchase Agreement, following enforcement of the Security Interest and continuing for as long as the licensee continues to make such payments, BioMarin will automatically, without further action or the requirement for further payments, grant a license to the Collateral to the licensee with the same scope and rights as the license between Raptor and the licensee.

Nothing in this Agreement shall be construed to require Raptor to file, prosecute, maintain, or enforce any of the Collateral, and Raptor shall have the right to abandon, disclaim and terminate the Collateral, except subject to BioMarin’s rights to prosecute and maintain the Patents in the Transferred Technology under Section 9.1(b) of the Asset Purchase Agreement if Raptor elects to not do so.

RAPTOR SHALL HAVE NO LIABILITY TO BIOMARIN, INCLUDING UNDER THIS AGREEMENT, AS A RESULT OF ANY INVALIDATION OR UNENFORCEABILITY OF THE COLLATERAL OR ANY NARROWING, ABANDONMENT, DISCLAIMER, TERMINATION, OR OTHER LOSS OF THE COLLATERAL. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 3 SHALL BE CONSTRUED TO LIMIT EITHER PARTY’S RIGHTS OR REMEDIES, OR EITHER PARTY’S OBLIGATIONS, UNDER THE ASSET PURCHASE AGREEMENT.

4.	Intentionally Omitted

5.	Representations And Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THE ASSET PURCHASE AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THIS AGREEMENT, WHETHER EXPRESS OR IMPLIED, STATUTORY, OR OTHERWISE, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, TITLE,

           FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, COMPATIBILITY, SECURITY, OR ACCURACY.

6. Modification of Asset Purchase Agreement by BioMarin. Without affecting the liability of Raptor or of any other person who is or shall become bound by the terms of this Agreement or who is or shall become liable for the performance of any obligation secured hereby, BioMarin may, in such manner, upon such terms and at such times as BioMarin deems best and without notice or demand, (i) release any party now or hereafter liable for the performance of any such obligation, (ii) extend the time for such performance, (iii) accept additional security therefore, (iv) consent to substitute or release any property securing such performance, or (v) enter into any agreement with Raptor modifying in any way whatsoever the terms and provisions of the Asset Purchase Agreement. No exercise or non-exercise by BioMarin of any of its rights under this Agreement, no dealing by BioMarin with any person, firm or corporation and no change, impairment, loss or suspension of any right or remedy of BioMarin shall in any way affect any of the obligations of Raptor hereunder or any security furnished by Raptor, or give Raptor any recourse against BioMarin.

7. Further Acts of Raptor. Raptor shall, at the reasonable request of BioMarin, execute (either alone or with BioMarin, as BioMarin may require) and deliver to BioMarin any financing statements, financing statement changes and any and all additional instruments and documents, and Raptor shall perform all actions, which from time to time may be necessary to carry into effect the provisions of this Agreement or to establish or maintain a perfected security interest in the Collateral, including, without limitation, any filing or notice with the United States Patent and Trademark Office or comparable office of any jurisdiction. BioMarin shall be responsible for the costs of filing, renewing and terminating UCC-1 financing statements and similar documents.

8. Additional Security. If the performance of any obligation secured hereby shall at any time be secured by any other instrument or instruments, the exercise by BioMarin, in the event of a default in the performance of any such obligation, of any right or remedy under such instrument or instruments shall not be construed as or deemed to be a waiver of or limitation upon the right of BioMarin to exercise, at any time and from time to time thereafter, any right or remedy under this Agreement or under any such other instrument or instruments.

9. Default. Upon the occurrence of an uncured breach of sections 3, 4, or 10 of the Asset Purchase Agreement, or termination of the Asset Purchase Agreement under Section 11.2 of the Asset Purchase Agreement (any such occurrence, an “Event of Default”), and in addition to all other rights and remedies under the Asset Purchase Agreement, at law or in equity, BioMarin shall have the rights and remedies of a secured party under the California (Uniform) Commercial Code, or under any other applicable law, together with any and all of the rights and remedies provided in this Agreement. Expenses of retaking, holding, preparing for sale, selling or the like shall include BioMarin’s reasonable attorneys’ fees and legal expenses, including without limitation those attorneys’ fees and legal expenses incurred by BioMarin in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving Raptor which in any way affect the exercise by BioMarin of its rights and remedies hereunder.

     10. No Implied Waivers. The several rights and remedies of BioMarin hereunder or herein referred to shall, to the full extent permitted by law, be construed as cumulative, and none of said rights and remedies is exclusive of the others. No delay or omission on the part of BioMarin in exercising any right or remedy created by, connected with or provided for in this Agreement or arising from any default by Raptor or by any other person the performance of whose obligations is secured hereby, shall be construed as or be deemed to be an acquiescence in or a waiver of such default or a waiver of or limitation upon the right of BioMarin to exercise, at any time and from time to time thereafter, any right or remedy under this Agreement. No waiver of any breach of any of the covenants or conditions in this Agreement shall be deemed to be a waiver of or acquiescence in or consent to any previous or subsequent breach of the same or any other covenant or condition.

     11. Successive Actions. In the event of any Event of Default, BioMarin may maintain an action therefore and may maintain successive actions for each Event of Default. BioMarin’s rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions until and unless each obligation secured hereby has been fully performed or paid.

     12. Transfer of Indebtedness. Upon the transfer by BioMarin of all or any portion of the Asset Purchase Agreement or any of the obligations secured hereby, BioMarin may transfer therewith all or any portion of the security interest created hereunder, but BioMarin shall retain all of its rights hereunder with respect to any part of such obligations and any part of its security interest hereunder not so transferred.

     13. Term; Binding Effect. This Agreement shall be and remain in full force and effect until the earlier of the obligations secured hereby have been fully performed or paid or upon termination or expiration of the Asset Purchase Agreement, in which case this Agreement shall automatically terminate and BioMarin shall promptly return possession of the remaining Collateral, if any, to Raptor, and shall promptly file termination statements where appropriate.

     14. Rules of Construction. When the identity of the parties hereto or the circumstances make it appropriate, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural. The headings of each Section are for information and convenience only and do not limit or construe the contents of any provision hereof.

     15. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one (1) and the same instrument.

     16. Entire Agreement. This Agreement, and the Asset Purchase Agreement, entered into between the Parties on even date herewith, constitutes and contains the entire agreement and final understanding between the Parties concerning the Transactions and all other subject matters addressed herein or pertaining thereto. This Agreement, and such Asset Purchase Agreement are intended by the Parties as a final expression of their agreement with respect to such terms as are included herein and therein and, further, are intended by the Parties as a complete and exclusive statement of the terms of their agreement. This Agreement, and such Asset Purchase Agreement supersede and replace all prior negotiations and all prior or contemporaneous representations, promises or agreements, proposed or otherwise, whether written or oral, concerning all subject matters addressed herein or pertaining hereto. Any representation, promise or agreement not specifically included in this Agreement, or such Asset Purchase Agreement shall not be binding upon or enforceable against any Party to this Agreement. This is a fully integrated agreement.

     17. Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by Federal law.

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

RAPTOR PHARMACEUTICAL INC.

By:

Name: Christopher Starr
Title: CEO

BIOMARIN PHARMACEUTICAL INC.

By:

Name: G. Eric Davis
Title: Vice President, Corporate Counsel

EXHIBIT A

DESCRIPTION OF THE COLLATERAL

     The term “Collateral” shall mean (i) the Transferred Technology; and (ii) claims in Patents owned by Raptor that claim and are primarily directed to an Improvement in a NeuroTrans Product. The term “Collateral” shall not include (i) any Technology or Intellectual Property, other than the Transferred Technology and other than the Patents owned by Raptor that are described in clause (ii) of the preceding sentence, or (ii) any Patent claims that extend to any protein other than the Receptor Associated Protein or an Improvement or that extend to any product other than a NeuroTrans Product.

In addition, the word “Collateral” also includes all the following, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located: all proceeds (including insurance proceeds) or sums due from a third party who has infringed the Collateral or from that party’s insurer, whether due to judgment, settlement or other process.

The following definitions are referenced in the above description of “Collateral”:

     “Business” means (i) the research and development activities of, or under authority of, BioMarin, Raptor or their Affiliates, which activities directly and specifically relate to the use of a receptor associated protein, or any similar or related protein, as a drug or drug delivery platform, including the Technology necessary for such research and development activities and (ii) the further research and development concerning such use beyond the research and development activities described in clause (i) and the commercial exploitation of all of the foregoing research and development; including all further research, development, making, use, license, import and sale of products that involve or use such a protein.

     “Business Copyrights” shall mean the Copyrights listed on Section 1.2(g) of the Disclosure Schedule.

     “Business Patents” shall mean the Patents listed on Section 1.2(h) of the Disclosure Schedule and all patents, utility models, certificates of invention, patents of addition or substitution, and other governmental grants for the protection of inventions anywhere in the world, including any reissue, renewal, re-examination, or extension thereof, and all applications for any of the foregoing, including any international, regional, national, provisional, divisional, continuation, continuation in part, continued prosecution, and petty patent application, in each case that correspond or that claim priority to the Patents listed on Section 1.2(h) of the Business Disclosure Schedule.

     “Business Trademarks” shall mean the Trademarks listed on Section 1.2(i) of the Disclosure Schedule and all goodwill associated with such Trademarks.

     “Copyrights” shall mean U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register the same.

     “Disclosure Schedule” shall mean the disclosure schedule of even date herewith prepared and signed by BioMarin and delivered to Raptor simultaneously with the execution of the Asset Purchase Agreement.

      “Improvement” means any carrier protein that has at least seventy five percent (75%) homology with the Receptor Associated Protein. As used herein, “at least seventy five percent (75%) homology” means the nucleotide or amino acid residue sequence is at least seventy five percent (75%) identical to the amino acid sequence of the Receptor Associated Protein.

     “Intellectual Property” shall mean all rights in, to and under any and all of the following: Trademarks, Patents, Copyrights, Trade Secrets, Technology and other intellectual property and proprietary rights anywhere in the world.

      “Transferred Know-How” shall mean all Technology in the possession or control of BioMarin or its Affiliates necessary for the Business, which shall include all Technology listed in Section 1.2(v) of the Disclosure Schedule.

     “Transferred Technology” shall mean all Intellectual Property which is owned by BioMarin or its Affiliates and which is reasonably necessary for the operation of the Business, or the making, use, sale, offer for sale, or import of any Products, which shall include: (i) the Business Patents; (ii) the Business Trademarks; (iii) the Business Copyrights, (iv) the Transferred Know-How, and (v) all Products.

      “NeuroTrans Product” means a therapeutic product that is delivered across a blood brain barrier using a carrier protein that facilitates transport of such therapeutic product across such barrier, but only if (a) the manufacture, sale, import, offer to sell, use, or other activities with respect to such product would, but for the assignment to Raptor in Section 2.1 below, infringe in the country for which such product is sold, a Valid Claim; (b) the manufacture, sale, import, offer to sell, use, or other activities with respect to such product would, but for the assignment to Raptor in Section 2.1 below, infringe upon some or all of the Transferred Know-How, provided that the carrier protein is the Receptor Associated Protein or an Improvement; or (c) such product is otherwise based upon the Transferred Technology and the carrier protein is the Receptor Associated Protein or an Improvement.

     “Patents” shall mean all patents, utility models, certificates of invention, patents of addition or substitution, and other governmental grants for the protection of inventions anywhere in the world, including any reissue, renewal, re-examination, or extension thereof, and all applications for any of the foregoing, including any international, regional, national, provisional, divisional, continuation, continuation in part, continued prosecution, and petty patent applications.

     “Products” means all products, Technology and services of BioMarin or its Affiliates, along with collateral materials of BioMarin and its Affiliates, researched, developed, sold, licensed, used, or otherwise exploited or commercialized by BioMarin or any of its Affiliates in the Business, whether commercially available or in the development stage (including any pre-clinical and clinical research or development).

     “Receptor Associated Protein” means the receptor associated protein, as disclosed in and having the sequence disclosed in U.S. Patent No. 5,474,766.

     “Technology” means any and all technology, and technical and other information, and tangible embodiments thereof, including Trade Secrets, know-how, research, processes, formulations, techniques, diagnostics, models, concepts, ideas, knowledge, developments, samples, methods, invention and other disclosures, recipes, specifications, materials, instructions, compositions, designs, results, assays, reagents, systems, descriptions, analyses, opinions, works of authorship, plans, procedures, manuals, depictions, inventions, discoveries, methods, data, reports, market information, projections, and any other written, printed or electronically stored information and materials of any nature whatsoever.

      “Trademarks” shall mean U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same and all goodwill associated with any of the foregoing.

     “Trade Secrets” shall mean all categories of trade secrets as defined in the Uniform Trade Secrets Act, including trade secrets that are business information, inventions, know-how, or confidential information.

     “Valid Claim” means (i) an issued, unexpired, and enforceable claim in the Business Patents, or any other Patent assigned to Raptor in the Transferred Technology, that has an effective filing date (as defined in 35 USC §119 or §120, or equivalent in a country outside the United States) that precedes the Effective Date or (ii) an issued, unexpired, and enforceable claim in another Patent owned by Raptor that claims, and is primarily directed to, an Improvement (and not any protein more generally); in each case provided that the claim has not been held invalid or unenforceable, and has not been abandoned, disclaimed, waived, or terminated.